Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES RESULTS OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 29, 2010 - DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) announced today the results of its 2010 annual meeting of stockholders.

Stockholders approved the elections of seven directors, Gilbert M. Cassagne, William P. Brick, Kevin J. Cameron, Theodore J. Host, Michael S. McGrath, Michael H. Rauch and Robert N. Verdecchio to the board of directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

Stockholders also approved ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and the amendment to the Company’s 2005 Long Term Incentive and Share Award Plan, as amended.  Of the total 22,754,214 shares of stock held by stockholders at the meeting record date, approximately 85% percent or 19,270,607 shares were represented in person or by proxy at the meeting.

About Reddy Ice

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 33 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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